Exhibit 99.1

Diagnostic Industry Veteran Karin Eastham to Chair Personalis Board of Directors

Personalis’ oncology diagnostics business expected to build on foundation of advanced technology already the driver of rapidly growing revenue from pharmaceutical companies

MENLO PARK, Calif.—(BUSINESS WIRE)—Mar. 24, 2022–Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today announced that Karin Eastham has been appointed as Personalis’ new Board Chair effective as of Personalis’ Annual Meeting of Stockholders on May 17, 2022. Ms. Eastham joined the Personalis Board in 2019 and has chaired both its Audit and Nominating and Corporate Governance Committees. Ms. Eastham earlier served on the Illumina Board, from 2004 to 2019. During that time Illumina acquired Solexa and became the world leader in DNA sequencing, and also launched multiple initiatives enabling its customers to leverage the technology in diagnostics, including oncology, NIPT, infectious disease and numerous inherited genetic conditions. Since 2012, Ms. Eastham has also served on the board of Veracyte, an advanced genomic diagnostic company. During that time, Veracyte’s annual revenue has grown from approximately $11.6 million to over $200 million.

“I am honored to be selected as Personalis’ next Board Chair at this exciting time in the company’s growth,” said Ms. Eastham. “I look forward to working closely with my fellow Board members and the company’s management team to help achieve Personalis’ vision of pharma and diagnostics businesses benefitting synergistically from a common base of increasingly advanced technologies.”

“Karin’s extensive leadership and operating experience, and her proven track record as a director of public life sciences companies, with particular focus on cancer patients, uniquely position her to serve as Personalis’ next Board Chair,” said John West, CEO and co-founder. “That background will be particularly relevant to Personalis as we build our oncology diagnostic business.”

Jonathan MacQuitty, Ph.D., who led the initiative for this transition, has decided not to stand for re-election at the upcoming Annual Meeting. “It has been an honor to serve as Chair of the Personalis Board,” said Dr. MacQuitty. “I am incredibly proud of the technology and IP that Personalis has developed over the past 11 years, particularly in neoantigen-based biomarkers for immuno-oncology, and its technology leadership in tumor-informed cancer monitoring. These have led to a substantial and rapidly growing business with leading oncology-focused pharmaceutical companies. We have understood for some time that this advanced technology could also serve as the base for an additional business in diagnostics. That was part of my motivation for helping to recruit Karin to our Board in 2019. In the intervening three years, she has come to know the management team well and she supports the team’s increasing emphasis on building a second, diagnostic-focused business. I have recommended that the Chair role now transition to a Board member with strong NGS-diagnostic business experience. I will continue to support the company from an outside strategic advisor role and look forward to its continued success.”

“It has been a privilege to work closely with Jonathan since founding Personalis over a decade ago,” said Mr. West. “On behalf of our Board, the company and shareholders, and personally, I would like to thank Jonathan for the invaluable contributions he has made as Chair, from the company’s founding to the present. I look forward to his ongoing involvement and support.”

Also effective as of the company’s Annual Meeting, the Personalis Board appointed Olivia Bloom to serve as Chair of the Audit Committee of the Personalis Board and Blaine Bowman to serve as Chair of the Compensation Committee of the Personalis Board. Ms. Eastham will continue to serve as Chair of the Nominating and Corporate Governance Committee in addition to her new role as Board Chair.

About Personalis

Personalis, Inc. is a leader in advanced cancer genomics for enabling the next generation of precision cancer therapies and diagnostics. The Personalis NeXT Platform® is designed to adapt to the complex and evolving understanding of cancer, providing its biopharmaceutical customers and clinicians with information on all of the approximately 20,000 human genes, together with the immune system, from a single sample. To enable cancer sequencing, Personalis’ Clinical Laboratory was built with a focus on clinical accuracy, quality, big data, scale and efficiency. The laboratory is GxP-aligned as well as Clinical Laboratory Improvement Amendments of 1988-certified and College of American Pathologists-accredited. For more information, visit the Personalis website and follow Personalis on LinkedIn and Twitter.

Forward-Looking Statements

All statements in this press release that are not historical are “forward-looking statements” within the meaning of U.S. securities laws, including statements relating to attributes or advantages of the NeXT Platform, Personalis’ business opportunities, leadership, mission, vision, plans or expectations, or other future events. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements. Factors that could materially affect actual results can be found in Personalis’ filings with the U.S. Securities and Exchange Commission, including Personalis’ most recent reports on Forms 8-K, 10-K and 10-Q, the company’s registration statement on Form S-3 filed on December 30, 2020, and the company’s prospectus supplement filed on January 3, 2022, and include those listed under the caption “Risk Factors.” Personalis disclaims any obligation to update such forward-looking statements.

Investor Relations Contact for Personalis:

Caroline Corner

investors@personalis.com

www.westwicke.com

415-202-5678

Media Contact for Personalis:

Jennifer Temple

pr@personalis.com

www.personalis.com

650-752-1300